            ILLINOVA CORPORATION                          ILLINOIS POWER COMPANY
     OFFER TO PURCHASE FOR CASH ANY AND              CONSENT SOLICITATION WITH RESPECT
      ALL SHARES OF PREFERRED STOCK OF                    TO ITS PREFERRED STOCK
           ILLINOIS POWER COMPANY

                                                                                           TOTAL
                                                                                       CONSIDERATION
                                                                        SPECIAL CASH   (FOR TENDER)
SERIES                                    CUSIP NO.    PURCHASE PRICE     PAYMENT      AND CONSENT)
------                                   -----------   --------------   ------------   -------------
4.08% Cumulative Preferred Stock.......  452092-20-8      $               $               $
4.20% Cumulative Preferred Stock.......  452092-30-7      $               $               $
4.26% Cumulative Preferred Stock.......  452092-40-6      $               $               $
4.42% Cumulative Preferred Stock.......  452092-50-5      $               $               $
4.70% Cumulative Preferred Stock.......  452092-60-4      $               $               $
7.75% Cumulative Preferred Stock.......  452092-79-4      $               $               $

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    THE TENDER OFFER, THE CONSENT SOLICITATION AND YOUR WITHDRAWAL RIGHTS WILL
EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON             , 2002 (THE "EXPIRATION
DATE"), UNLESS EXTENDED.
--------------------------------------------------------------------------------

            , 2002

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

    In our capacity as Dealer Manager/Solicitation Agent, we are enclosing the materials listed below relating to the invitation of Illinova Corporation ("Illinova"), an Illinois corporation, to the holders of each series of cumulative preferred stock of Illinois Power Company ("IPC") listed above (each a "Series of Preferred," and the holder thereof, a "Preferred Shareholder") to tender any and all of their shares (the "Shares") for purchase at the purchase price per Share listed on the front cover of the Offer to Purchase and Consent
Statement, dated             , 2002, net to the seller in cash, upon the terms
and subject to the conditions set forth in the Offer to Purchase and Consent Statement and in the applicable Letter of Transmittal and Consent (which together constitute the "tender offer"). Illinova will purchase any and all Shares validly tendered and not withdrawn, upon the terms and subject to the conditions set forth in the tender offer. In conjunction with the tender offer, IPC is soliciting consents from holders of each Series of Preferred with respect to a proposal to amend (the "Proposed Amendment") its articles of incorporation to eliminate a provision that restricts IPC's ability to issue or assume unsecured debt.

    Holders of record as of February 20, 2002 (the "Record Date") that validly tender Shares and validly grant consents prior to the Expiration Date will receive the total consideration, which is the applicable purchase price per share listed above (the "Applicable Purchase Price") and the special cash payment (the "Special Cash Payment") listed above. Holders of record as of the Record Date that validly grant consents, but do not validly tender Shares, will receive only the Special Cash Payment. Holders of record as of the Record Date that validly tender Shares but do not validly grant consents will receive only the Applicable Purchase Price. Holders who acquire Shares after the Record Date and tender such Shares will receive only the Applicable Purchase Price but not the Special Cash Payment.

    The tender offer is conditioned upon, among other things, the approval of the Proposed Amendment by holders of record as of the record date of at least a two-thirds of the shares of IPC's outstanding preferred stock, voting together as one class. The tender offer for any one Series of Preferred is not conditioned upon any minimum number of Shares of such Series of Preferred being tendered and is independent of the tender offer for any other Series of Preferred. It is not necessary to tender Shares to consent to the Proposed Amendment.

    In connection with any tender of Shares via the Automated Tender Offer Program of The Depository Trust Company, a properly completed and duly executed Letter of Transmittal and Consent, together with any other required documents, must be received by the Depositary (by facsimile transmission or otherwise) on or prior to the Expiration Date.
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    We are asking you to contact your clients for whom you hold Shares. Please bring the tender offer and the Consent Solicitation to their attention as promptly as possible.

    For your information and for forwarding to your clients, we are enclosing the following documents:

    1.  The Offer to Purchase and Consent Statement, dated             , 2002.

    2. A separate Letter of Transmittal and Consent for each Series of Preferred.

    3.  A letter to Preferred Shareholders from IPC.

    4. A form of letter which may be sent to your clients for obtaining the clients' instructions with regard to the tender offer and the consent solicitation.

    5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

    A SINGLE LETTER OF TRANSMITTAL AND CONSENT MAY NOT BE USED BY PREFERRED SHAREHOLDERS TO TENDER SHARES AND TO GRANT CONSENT (OR WITHHOLD CONSENT OR ABSTAIN) WITH RESPECT TO ONLY A PORTION OF THEIR SHARES THAT ARE NOT BEING TENDERED OR WITH RESPECT TO ANY SHARES THAT ARE NOT BEING TENDERED. FOR EXAMPLE, A PREFERRED SHAREHOLDER TENDERING A PORTION OF HIS OR HER SHARES AND GRANTING A CONSENT WITH RESPECT TO OTHER SHARES WITHOUT TENDERING SUCH SHARES MUST SUBMIT TWO SEPARATE LETTERS OF TRANSMITTAL AND CONSENT, ONE WITH RESPECT TO THE TENDERED SHARES AND ONE WITH RESPECT TO THE SHARES FOR WHICH A CONSENT IS GRANTED BUT WHICH ARE NOT TENDERED.

    A LETTER OF TRANSMITTAL AND CONSENT MAY RELATE ONLY TO ONE DELIVERY BY BOOK-ENTRY TRANSFER, AND THUS ONLY ONE VOI NUMBER MAY BE SUPPLIED ON A LETTER OF TRANSMITTAL AND CONSENT. SEPARATE LETTERS OF TRANSMITTAL AND CONSENT MUST BE USED FOR EACH DELIVERY BY BOOK-ENTRY TRANSFER.

    EACH SERIES OF PREFERRED HAS ITS OWN LETTER OF TRANSMITTAL AND CONSENT, AND ONLY THE APPLICABLE LETTER OF TRANSMITTAL AND CONSENT FOR A PARTICULAR SERIES MAY BE USED FOR SUCH SERIES OF PREFERRED.

    THE TENDER OFFER DOES NOT PROVIDE FOR GUARANTEED DELIVERY OF SHARES. ACCORDINGLY, TO TENDER SHARES, PREFERRED SHAREHOLDERS MUST DELIVER THEIR STOCK CERTIFICATES TO THE DEPOSITARY OR TENDER THEIR SHARES BY BOOK-ENTRY TRANSFER PRIOR TO THE EXPIRATION DATE.

SOLICITING DEALER FEES

    Illinova and IPC will pay the following fees to soliciting dealers:

    - Illinova and IPC will pay a fee to soliciting dealers of an amount equal to $0.75 per share for shares that are tendered, accepted for payment and paid for in the tender offer and, if the proposed amendment is approved, in respect of which consents are validly granted (except for transactions for beneficial holders whose ownership equals or exceeds 5,000 shares, in which case Illinova and IPC will pay a soliciting dealer fee equal to $0.50 per share);

    - Illinova will pay a fee to soliciting dealers of an amount equal to $0.50 per share for shares that are tendered, accepted for payment and paid for in the tender offer but in respect of which consents are not validly granted (except for transactions for beneficial holders whose ownership equals or exceeds 5,000 shares, in which case Illinova will pay a
      soliciting dealer fee equal to $      per share); and

                                       2
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    - IPC will pay a fee to soliciting dealers of an amount equal to $0.50 per share for shares, if the proposed amendment is approved, in respect of which consents are validly granted but that are not tendered, accepted for payment and paid for in the tender offer.

    With respect to fees payable under this paragraph involving transactions for beneficial owners whose ownership is less than 5,000 shares, any fees payable pursuant to this paragraph shall be paid in full to the dealer manager/solicitation agent unless a soliciting dealer is designated in which case such fees shall be payable in full to that soliciting dealer (which designated soliciting dealer may be the dealer manager/solicitation agent). With respect to fees payable pursuant to this paragraph involving transactions for beneficial owners whose ownership equals or exceeds 5,000 shares, any fees payable pursuant to this paragraph shall be paid in full to the dealer manager/solicitation agent unless a soliciting dealer is designated, in which case 80% of such fee shall be paid to the dealer manager/ solicitation agent and 20% of such fee shall be paid to the designated soliciting dealer (which designated soliciting dealer may be the dealer manager/solicitation agent).

    A designated Soliciting Dealer shall be named under the heading "Solicited Tenders and/or Consents" in the applicable letter of transmittal and consent and shall have obtained the tender and/or consent, and shall also be (a) a broker or dealer in securities, including the dealer manager/solicitation agent in its capacity as a dealer or broker, which is a member of any national securities exchange or of the National Association of Securities Dealers, Inc., or NASD,
(b) a foreign broker or dealer not eligible for membership in the NASD which agrees to conform to the NASD's Rules of Fair Practice in soliciting tenders outside the United States to the same extent as though it were a NASD member, or
(c) a bank or trust company (each of which is here referred to as a soliciting dealer).

    No such soliciting dealer fee shall be payable to a soliciting dealer with respect to the tender and/ or consent of shares by a holder unless the applicable letter of transmittal and consent accompanying such tender and/or consent designates such soliciting dealer. No such fee shall be paid to a soliciting dealer with respect to shares tendered or shares for which a consent has been granted for such soliciting dealer's own account. If tendered shares or shares for which a consent has been granted are registered in the name of such soliciting dealer, no such fee shall be payable unless such shares are held by such soliciting dealer as nominee and such shares are being tendered and/or a consent is being granted for the benefit of one or more beneficial owners identified on the applicable letter of transmittal and consent. Preferred shareholders should complete the "Solicited Tenders and/or Consents" box in the accompanying letter of transmittal and consent to designate a soliciting dealer. No such fee shall be payable to a soliciting dealer if such soliciting dealer is required for any reason to transfer the amount of such fee to a beneficial owner. No broker, dealer, bank, trust company or fiduciary shall be deemed to be the agent of Illinova, IPC, the depositary/information agent or the dealer manager/solicitation agent for purposes of the tender offer and consent solicitation.

    Soliciting dealers will include any of the organizations described in clauses (a), (b) and (c) above even when the activities of such organization in connection with the tender offer and consent solicitation consist solely of forwarding to clients materials relating to the tender offer and consent solicitation, including the applicable letter of transmittal and consent, and tendering shares or granting consents as directed by beneficial owners thereof. No soliciting dealer is required to make any recommendation to holders of shares as to whether to tender or refrain from tendering in the tender offer or whether to grant or refrain from granting a consent. No assumption is made, in making payment to any soliciting dealer, that its activities in connection with the tender offer included any activities other than those described in this paragraph. For all purposes noted in all materials relating to the tender offer and consent solicitation, the term "solicit" shall be deemed to mean no more than "processing shares tendered or consents" or "forwarding to customers materials regarding the tender offer and consent solicitation."

    By accepting any soliciting dealer fee, a person shall be deemed to have represented that: (i) it has complied with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder, in connection with such solicitation; (ii) it is entitled to such compensation for such solicitation under the terms and conditions of the tender offer; (iii) in soliciting tenders and/or consents, it has used no soliciting materials other than those furnished by IPC; and (iv) if it is a foreign broker or dealer not eligible for membership in the NASD, it has agreed to conform to the NASD's Rules of Fair Practice in making solicitations.

    FOR A SOLICITING DEALER TO RECEIVE A SOLICITING DEALER FEE, SUCH SOLICITING DEALER MUST BE DESIGNATED AS SUCH ON THE APPLICABLE LETTER OF TRANSMITTAL AND CONSENT.

    All questions as to the validity, form and eligibility (including time of receipt) of any designation of a soliciting dealer will be determined by Illinova or IPC, in their sole discretion, which determination will be final and binding. Neither Illinova, IPC nor any other person will be under any duty to give notification of any defects or irregularities in any designation of a soliciting dealer or incur any liability for failure to give such notification.

    Illinova and IPC will, upon request, reimburse you for reasonable and customary handling and mailing expenses incurred by you in forwarding materials relating to the tender offer to your customers. Illinova will pay all stock transfer taxes applicable to its purchase of shares pursuant to the tender offer, subject to Instruction 6 of the applicable letter of transmittal and consent.

                                          Very truly yours,

                                          MERRILL LYNCH & CO.

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS THE AGENT OF ILLINOVA, IPC, THE DEALER MANAGER/SOLICITATION AGENT, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

                                       4